Exhibit 99.2

FMG ACQUISITION CORP. COMPLETES INITIAL PUBLIC OFFERING

October 11, 2007 - New York, NY - FMG Acquisition Corp. (OTCBB: FMGQU) (the “Company”) announced today it has closed its initial public offering of 4,733,625 units, which included 233,625 units subject to the underwriters over-allotment option. The balance of the underwriter’s over-allotment option will not be exercised. The units were sold at an offering price of $8.00 per unit. Each unit issued in the initial public offering consists of one share of the Company’s common stock, $.0001 par value per share (the “Common Stock”), and one warrant to purchase one share of Common Stock. Prior to the effectiveness of the public offering, the Company consummated a private placement of 1,250,000 warrants at $1.00 per warrant to FMG Investors LLC, the sponsor of the Company. The warrants sold in the private placement are substantially similar to those underlying the units sold in the initial public offering. The initial public offering and the private placement generated gross proceeds in an aggregate amount of $39,119,000 to the Company. Pali Capital Inc. acted as the representative of the underwriters of the initial public offering. Ellenoff Grossman & Schole LLP acted as counsel to FMG Acquisition Corp. and Kramer Levin Naftalis & Frankel LLP acted as counsel to the underwriters’ representative.

FMG Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring, through merger, capital stock exchange, asset acquisition or other similar business combination, one or more domestic or international operating businesses. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry, or any geographic location, although the Company intends to focus initially on target businesses operating or providing services in the insurance industry.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on October 4, 2007. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from Pali Capital Inc., 650 Fifth Avenue, 6th Floor, New York, NY 10019, Telephone: (212) 259-2600.

Company Contact:
Gordon G. Pratt, Chairman
Four Forest Park, Second Floor
Farmington, CT 06032
Phone: 860-677-2701